Exhibit 5(a)

Marian M. Durkin
Senior Vice President, General Counsel and
Chief Compliance Officer

January 13, 2016
Avista Corporation
1411 East Mission Avenue
Spokane, Washington 99202

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
I am a Senior Vice President, the General Counsel and the Chief Compliance Officer of Avista Corporation, a Washington corporation (the “Company”), and, together with Pillsbury Winthrop Shaw Pittman LLP, am acting as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 1,635,000 shares (the “Offered Shares”) of common stock, without par value (“Common Stock”), to be offered and sold pursuant to the Company’s Long-Term Incentive Plan (the “Plan”).
I have reviewed and am familiar with such corporate proceedings and other matters as I have deemed necessary for the opinion expressed in this letter. In such review, I have assumed that the signatures on all documents examined by me are genuine.
On the basis of the assumptions and subject to the qualifications and limitations set forth herein, I am of the opinion that, when any Offered Shares that constitute authorized but previously unissued shares of Common Stock have been issued and delivered by the Company under the Plan in the manner contemplated by the Registration Statement and in accordance with the authorization of the Board of Directors of the Company, such Offered Shares will be legally issued, fully paid and nonassessable.
In connection with the opinion expressed above, I have assumed that (a) at or prior to the time of the delivery of any Offered Shares, the Registration Statement and any amendments thereto will be effective under the Act, (b) the authorization of such Offered Shares will not have been modified or rescinded by the Board, (c) there will not have occurred any change in law affecting the validity of such Offered Shares and (d) to the extent any Offered Shares are required to be certificated, certificates representing such Offered Shares will be duly executed by the Company and countersigned by the Company’s transfer agent. I express no opinion as to any Offered Shares that are not originally issued for delivery under the Plan.

Avista Corporation
January 13, 2016

I am a member of the Bar of the State of Washington, and my opinion set forth in this letter is limited to the Washington Business Corporation Act as in effect on the date hereof, and I express no opinion as to any other law or the law of any other jurisdiction.
Pillsbury Winthrop Shaw Pittman LLP may rely upon my opinion set forth in this letter (subject to the assumptions, qualifications and limitations set forth herein).
I hereby consent to the filing of this opinion letter as Exhibit 5(a) to the Registration Statement and to the use of my name under Items 3 and 5 in the Registration Statement. In giving this consent, I do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Marian M. Durkin
Marian M. Durkin, Esq.